Exhibit 99.14
E-Mail to Lobbyists
Subject: The parent companies of PHS and CMS have entered into a definitive agreement to combine
Attached you will find a news release that went out on the wire this morning with some exciting news about our company. After careful consideration, the parent companies of our company and (CORRECTIONAL MEDICAL SERVICES/ PHS CORRECTIONAL HEALTHCARE) have announced a definitive agreement to merge.
Combining these two leading companies will be good for the corrections agencies we serve. But, the transaction is subject to appropriate regulatory review and other approvals. That is a standard step in the process for any combination such as this. We expect the merger to close in the second quarter of 2011. So, for now the two companies will continue to operate independently.
I will be in touch with you soon to answer any questions you may have, and we will want to work closely with you in determining our most effective representation in the various states in which we operate. We appreciate your continued work on our behalf.
I look forward to speaking with you soon
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.